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                                                                      Exhibit 99

[LOGO]
                                                                    NEWS RELEASE

PATHOGENESIS CORPORATION    201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON  98119
(206) 467-8100


FOR IMMEDIATE RELEASE

Contacts:     Alan Meyer         Maryellen Thielen
              (206) 467-8100     (847) 583-5424

                          PATHOGENESIS CORP. ANNOUNCES
                       ANTICIPATED FIRST QUARTER RESULTS
                       ---------------------------------

SEATTLE, March 22, 1999 PathoGenesis Corp. (Nasdaq: PGNS) announced today that first quarter 1999 sales will be lower than originally expected due to fluctuations in ordering patterns for TOBI(R) (tobramycin solution for inhalation), the company's drug for managing pseudomonal lung infections in cystic fibrosis patients.

Based on current sales levels and patient demand indicators, first quarter sales of TOBI are expected to be about $10 million. As a result, the company expects to report a net loss of about $4.9 million or 30 cents per share in the first quarter, versus the First Call consensus estimate of 20 cents in earnings per diluted share. Accordingly, 1999 sales are expected to be in the $62 million to $63 million range and the net loss for 1999 would be about $3.3 million to $4.1 million, or 20 cents to 25 cents per share.

"Fourth quarter 1998 sales reflected stronger than normal purchases of TOBI," said Wilbur H. Gantz, chairman and chief executive officer. "Our current analysis suggests that some first quarter 1999 sales were accelerated into the fourth quarter of 1998 as patients and wholesalers increased their normal orders. As a result, first quarter 1999 sales will not meet our earlier expectations.

"We firmly believe TOBI's sales potential remains highly promising, because the drug has been proven to work extremely well," Gantz added. "In particular, our data on TOBI showed improvement in all cystic fibrosis patient subgroups, with the strongest benefit in teenagers and females. However, now think it will take longer to further penetrate the U.S. cystic fibrosis market and achieve the full sales potential for TOBI.

"Our task is to convince more doctors that their patients will significantly benefit from the chronic use of TOBI," Gantz said. To continue doing this, PathoGenesis added seven sales people to its 24-person sales force in the first quarter. Gantz said they will focus on convincing doctors to prescribe TOBI for more patients and on increasing the number of prescriptions written for chronic TOBI use -- 28 days on drug, 28 days off drug as specified in the TOBI label.

"We expect to launch TOBI in several countries this year, including Canada in the second quarter," Gantz added. "Moreover, our data indicate equally promising opportunities in other indications outside cystic fibrosis. To take advantage of these opportunities, we intend to pursue
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a Phase III clinical trial in bronchiectasis and additional clinical work in severe chronic bronchitis and ventilator-dependent patients."

For the first quarter of 1998, PathoGenesis reported net income of $985,000, or six cents per diluted share. Net revenues were $14.7 million, including TOBI sales of $14.5 million in its first quarter on the market. For 1998, PathoGenesis reported net earnings of $1.9 million, or 11 cents per diluted share, and net revenues of $61.1 million, including TOBI sales of $60.7 million.

Seattle-based PathoGenesis Corp. is a pharmaceutical company that develops drugs to treat chronic infectious diseases -- lung infections, in particular -- where there is a significant need for improved therapy. The company markets TOBI, an inhaled antibiotic, in the U.S. for management of Pseudomonas aeruginosa infections in patients with cystic fibrosis. In addition, PathoGenesis is developing other drug candidates to treat serious chronic lung infections, including those common in cystic fibrosis, bronchiectasis and tuberculosis patients. PathoGenesis' stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.

Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company's actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the fact that PathoGenesis began commercial operations only recently, its dependence on TOBI, third party reimbursement and product pricing, government regulation, drug development and clinical trials, competition and alternative therapies, and other factors described in PathoGenesis' filings with the Securities and Exchange Commission.